Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

Advisory Fee Rates

(Amended as of December 24, 2014)

Name	Fee Rate
JPMorgan Diversified Return Global Equity ETF	0.24%
JPMorgan Diversified Return International Ex-North America Equity ETF	0.24%
JPMorgan Diversified Return Emerging Markets Equity ETF	0.44%

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:	/s/ Frederick J. Cavaliere
Title:	Assistant Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Brian S. Shlissel
Title:	Managing Director